Addendum

Provided Wisdom Homes of America Inc. ("Dealer") maintains a consignment inventory of at least four mobile homes manufactured by Legacy Housing, LTD. ("Legacy"), at all times during the billing month and Dealer is current on all amounts owing to Legacy, the consignment fee for each Legacy mobile home consigned, as set forth in the agreement dated May 8, 2014 by and between Dealer and Legacy, will be reduced to .8% (point-eight percent) per month, pro-rated for any partial month, plus $10 administration fee per home per month. This reduced rate does not apply to any aged inventory, i.e., any inventory which has been consigned for over one year.

Agreed this 5 day of May, 2014.

Legacy Housing, LTD.
By: GPLH, LC, its General Partner

By: Curtis Hodgson, Vice President